Exhibit 10.1
The Brink’s Company
Richmond, Virginia
2024 Equity Incentive Plan
Effective as of May 2, 2024
Amended & Restated as of April 28, 2026

THE BRINK’S COMPANY

2024 EQUITY INCENTIVE PLAN
(Effective as of May 2, 2024, Amended & Restated as of April 28, 2026)

SECTION 1. Establishment and Purpose of the Plan.
(a)The Brink’s Company, a Virginia corporation, hereby establishes the 2024 Equity Incentive Plan as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2 herein. The Plan permits the grant of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and Other Stock-Based or Cash Awards. The Plan was originally approved by the Board of Directors of the Company on February 15, 2024 and became effective on May 2, 2024 (the “Effective Date”), subject to the approval of the Plan by the shareholders of the Company on such date. The Plan, as amended & restated to date, was most recently approved by the Board of Directors of the Company on March 17, 2026 and shall become effective on April 28, 2026 (the “Restatement Effective Date”), subject to the approval of the Plan by the shareholders of the Company on such date. Upon approval of the Plan by the shareholders of the Company on the Effective Date, no additional awards shall be made under the Company’s 2017 Equity Incentive Plan, effective as of May 5, 2017 and as amended and restated effective May 2, 2019 (the “Prior Plan”), although outstanding awards under the Prior Plan shall remain outstanding in accordance with their terms.
(b)The purpose of the Plan is to:

•	motivate and reward individuals for the accomplishment of long-term financial and strategic goals intended to increase shareholder value;
•	enhance retention of individuals who drive sustained performance;
•	align management and shareholder interests by providing key employees with an opportunity to acquire an equity interest in the Company;
•	attract and retain the services of experienced independent directors for the Company by encouraging them to acquire an equity interest in the Company; and
•	replace the Prior Plan for purposes of granting awards on and after the Effective Date.

SECTION 2. Definitions.
As used in the Plan, the following terms shall have the meanings set forth below:
(a)“Act” shall mean the Securities Exchange Act of 1934, as amended, and any regulation promulgated thereunder.
(b)“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee (including any entity that becomes an Affiliate after the approval of the Plan by the Board).
(c)“Award” shall mean, individually or collectively, any Option, Stock Appreciation Right, award of Restricted Stock or Restricted Stock Unit, award of Performance Stock or Performance Unit, Other Stock-Based Award or Cash Award granted under the Plan. Each Award shall be evidenced by an Award Agreement.
(d)“Award Agreement” shall mean any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.
(e)“Beneficiary” shall mean a person or persons entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death.
(f)“Board” shall mean the board of directors of the Company.
(g)“Cause” shall mean, unless otherwise set forth in the Award Agreement, with respect to any Participant, (i) embezzlement, theft or misappropriation by the Participant of any property of the Company, (ii) the Participant’s willful breach of any fiduciary duty to the Company, (iii) the Participant’s willful failure or refusal to comply with laws or regulations applicable to the Company and its business or the policies of the Company governing the conduct of its employees, (iv) the Participant’s gross incompetence in the performance of the Participant’s job duties, (v) commission by the Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation, (vi) the failure of the Participant to perform duties consistent with a commercially reasonable standard of care, (vii) conduct that results in or is reasonably likely to result in material harm to the reputation or business of the Company or any of its Affiliates, (viii) material violation of state or federal securities laws, or (ix) any gross negligence or willful misconduct of the Participant resulting in a loss to the Company.
(h)“Cash Award” shall mean an Award, granted pursuant to Section 10, stated with reference to a specified dollar amount which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive cash from the Company or an Affiliate.
(i)“Change in Control” shall be deemed to have occurred, except as otherwise specified in Section 17, if the conditions set forth in any one of the following paragraphs shall have been satisfied at any time after the Effective Date, provided that if a Change in Control occurs on account of a series of transactions or events, the Change in Control shall be deemed to have occurred on the date of the last of such transactions or events:

(i)consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Shares would be converted into cash, securities or other property other than a consolidation or merger in which a majority of the holders of the total voting power in the election of directors of the Company of Shares outstanding (exclusive of shares held by the Company’s Affiliates) (the “Total Voting Power”) immediately prior to the consolidation or merger will have the same proportionate ownership of the total voting power in the election of directors of the surviving corporation immediately after the consolidation or merger, or (B) any sale, leases, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all the assets of the Company to any entity that is not a subsidiary of the Company;
(ii)any “person” (as defined in Section 13(d) of the Act) other than the Company, its Affiliates or an employee benefit plan or trust maintained by the Company or its Affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of more than 20% of the Total Voting Power; or
(iii)at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board ceasing for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the Effective Date of the Plan whose election or nomination for election was approved by a vote of at least two-thirds of the directors comprising the Board at the beginning of the two (2) year period shall be considered as though such director was a member of the Board at the beginning of the two (2) year period, but excluding for this purposes any director whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
(k)“Committee” shall mean the Compensation and Human Capital Committee of the Board or such other committee as may be designated by the Board, provided that, with respect to Directors eligible for Awards pursuant to Section 3(b), the Committee shall be the Board.
(l)“Company” shall mean The Brink’s Company, a Virginia corporation, or any successor thereto as provided in Section 12 herein.
(m)“Director” shall mean a non-employee member of the Board.
(n)“Dividend Equivalent” shall have the meaning provided in Section 12(i).
(o)“DODF” shall mean The Brink’s Company Plan for Deferral of Directors’ Fees, as amended and restated as of February 16, 2023, and as amended and/or restated from time to time.
(p)“Fair Market Value” shall mean with respect to Shares, the closing price of a share of such common stock on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the New York Stock Exchange Composite Transactions Tape (or other applicable stock exchange on which the Company’s securities are traded) or, with respect to any property other than Shares, the fair market value of such property determined by such reasonable methods or procedures as shall be established from time to time by the Committee in its good faith discretion for such purpose.
(q)“Incentive Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that meets the requirements of Section 422 of the Code, or any successor provision thereto.
(r)“Non-Qualified Stock Option” shall mean an option representing the right to purchase Shares from the Company, granted under and in accordance with the terms of Section 6, that is not an Incentive Stock Option.
(s)“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(t)“Other Stock-Based Award” shall mean any right granted under Section 10.
(u)“Participant” shall mean an individual granted an Award under the Plan and whose Award remains outstanding.
(v)“Performance Stock” shall mean any Share granted under Section 9.
(w)“Performance Unit” means a contractual right, granted pursuant to Section 9, that is denominated in Shares. Each Performance Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Performance Units may include the right to receive Dividend Equivalents (subject to Section 12(i)).
(x)“Plan” shall mean The Brink’s Company 2024 Equity Incentive Plan (effective as of May 2, 2024), as described herein and as amended and/or restated from time to time.
(y)“Restricted Stock” shall mean any Share granted under Section 8.
(z)“Restricted Stock Unit” means a contractual right, granted pursuant to Section 8, that is denominated in Shares. Each Restricted Stock Unit represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of Restricted Stock Units may include the right to receive Dividend Equivalents (subject to Section 12(i)).
(aa)“Retirement” shall mean, unless otherwise set forth in the Award Agreement, with respect to any Participant, any termination of the Participant’s employment on or after the date on which the Participant has (i) attained age 65 and completed at least five (5) years of service with the Company or any of its Subsidiaries or (ii) attained age 55 and completed at least ten (10) years of service with the Company or any of its Subsidiaries; provided that the Participant’s employment is not terminated for Cause. Notwithstanding the foregoing, with regards to any Director eligible to receive an Award pursuant to Section 3(b) of the Plan, “Retirement” shall mean termination of service on or after the date the Participant has attained age 65 and completed at least five (5) years of service on the Board.
(ab)“SAR” or “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one (1) Share on the date of exercise or at any time during a specified period after the date of grant and before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 5(g), shall not be less than the Fair Market Value of one (1) Share on such date of grant of the right or the exercise price of the related Option, as the case may be.
(ac)“Shares” shall mean shares of the common stock of the Company.
(ad) “Subsidiary” shall mean, with respect to Awards of Incentive Stock Options, any corporation of which at least 50% of the total combined ordinary voting power of all classes of stock is owned, directly or indirectly, by the Company, including through one or more of its Subsidiaries, within the meaning of Section 424(f) of the Code. With respect to all Awards other than Incentive Stock Options, “Subsidiary” shall mean any entity in which the Company has an ownership interest that would be considered a single employer with the Company within the meaning of Section 414(b) or Section 414(c) of the Code (substituting “at least 50%” for “at least 80%” in determining ownership or control therein), except to the extent a different definition is required under Section 409A of the Code. In each case the term “Subsidiary” includes any entity that becomes a Subsidiary after the approval of the Plan by the Board.
(ae)“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.
SECTION 3. Eligibility.
(a)Any individual who is employed by the Company, any Subsidiary or any Affiliate, including any officer-director, shall be eligible to be selected to receive an Award under the Plan.
(b)Directors who are not full-time or part-time officers or employees shall be eligible to receive Awards under the Plan.
(c)Holders of options and other types of awards granted by a company acquired by the Company, any Subsidiary or any Affiliate or with which the Company, any Subsidiary or any Affiliate combines are eligible for grant of Substitute Awards hereunder.
SECTION 4. Administration.
(a)The Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration. The Committee shall be appointed by the Board and shall consist of not less than three (3) directors, each of whom shall be independent, within the meaning of and to the extent required by applicable rulings and interpretations of the New York Stock Exchange (or other applicable stock exchange on which the Company’s securities are traded) and the Securities and Exchange Commission (“SEC”). To the extent required by SEC Rule 16b-3, all Awards shall be made by members of the Committee who are “Non-Employee Directors”, as defined from time to time for purposes of Section 16 of the Act and the rules promulgated thereunder. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. In the event the Board determines that a member of the Committee was not an independent director under the applicable rules and interpretations of the New York Stock Exchange (or other applicable stock exchange on which the Company’s securities are traded) and the SEC and/or was not a “Non-Employee Director,” as defined from time to time for purposes of Section 16 of the Act and the rules promulgated thereunder, as applicable, on the date on which an Award is made by the Committee under this Plan, such determination shall not invalidate the Award and the Award shall remain valid in accordance with its terms. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. Notwithstanding the foregoing, with respect to Directors eligible for Awards pursuant to Section 3(b), the Committee shall be the full Board. Any authority granted to the Committee may also be exercised by the full Board.
(b)The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In addition to any other powers and subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) accelerate the vesting, settlement or payment of an Award; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (xi) determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for the purposes of the Plan, which periods shall be no shorter than the periods generally applicable to employees under the Company’s employment policies; (xii) make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (xiii) interpret, administer or reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)All decisions of the Board or the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
(d)In addition to such other rights of indemnification as they may have as directors or members of the Committee or the Board, and to the extent allowed by requirements related to or implicated by the administration of the Plan under applicable state corporate laws, United States federal and state security laws, the Code and any stock exchange on which the Company’s securities are traded, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan, the members of the Committee and the Board shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually and reasonably incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts reasonably paid by them in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such members of the Committee or the Board did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such members of the Committee or the Board shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
(e)Except to the extent prohibited by applicable law or applicable rules of any stock exchange on which the Company’s securities are traded, the Committee shall have the authority to delegate administrative duties to one or more of its members or to any other person selected by the Committee.
SECTION 5. Shares Available for Issuance.
(a)Subject to adjustment as provided in this Section 5, as of the Restatement Effective Date, a total of 4,846,1121 Shares shall be authorized for Awards granted under the Plan, plus the additional Shares that become available for grant under Sections 5(b) and 5(c) below, less one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after March 5, 2026 and prior to the Restatement Effective Date under the Plan and less two (2) Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after March 5, 2026 and prior to the Restatement Effective Date under the Plan (the “Maximum Share Limit”). Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share granted. After the Company’s shareholders approve the Plan, no further awards may be granted under the Prior Plan. Shares up to the Maximum Share Limit may be subject to Options and Stock Appreciation Rights under the Plan, provided that no more than 4,846,112 Shares may be subject to Incentive Stock Options.
(b)If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for grant under the Plan in accordance with Section 5(d) below or (ii) after March 4, 2024 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then in each such case the Shares subject to the award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan in accordance with Section 5(d) below.
(c) In the event that after March 5, 2026 withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right (or an award other than an option or stock appreciation right granted under the Prior Plan) are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall again be available for grant under the Plan
1 The 4,846,112 Shares reflects 946,112 Shares that remained available for grant under the Plan as of March 5, 2026, plus 3,900,000 newly authorized Shares.

in accordance with Section 5(d) below. Notwithstanding the foregoing, after March 5, 2026, the following Shares shall not be recredited to this Plan’s reserve and may not again be used for new Awards under this Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right (or an outstanding option or stock appreciation right granted under the Prior Plan), (ii) Shares used to pay the exercise price or withholding tax liabilities related to any outstanding Option or Stock Appreciation Right (or an outstanding option or stock appreciation right granted under the Prior Plan), or (iii) Shares reacquired by the Company with the amount received upon exercise of an Option (or an option granted under the Prior Plan).
(d)Any shares that again become (or, in the case of Prior Plan awards, are added to the shares) available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and (ii) as two (2) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plan.
(e)Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations under Section 5(a) and Section 5(g), nor shall Shares subject to a Substitute Award again be available for Awards under the Plan as provided in paragraphs (b) and (c) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not again be available for Awards under the Plan as provided in paragraphs (b) and (c) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the post-transaction company prior to such acquisition or combination.
(f)Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or shares purchased in the open market or otherwise.
(g)In the event that the Committee shall determine that any dividend (other than an ordinary cash dividend) or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make any such substitution or adjustments as it, in its sole discretion, deems appropriate and equitable, which may include, without limitation, adjustments to any or all of (i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a), (ii) the number and type of Shares (or other securities) subject to outstanding Awards and any performance condition applicable to outstanding Awards, and

(iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number and that dividends shall be subject to the same vesting requirements of the underlying Award.
SECTION 6. Options.
The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)The exercise price per Share under an Option shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option. In no event shall dividends or Dividend Equivalents be paid with respect to Options.
(b)The term of each Option shall be fixed by the Committee but shall not exceed six (6) years from the date of grant thereof.
(c)Subject to Section 12(j), the Committee shall determine the time or times at which an Option may be exercised in whole or in part.
(d)The Committee shall determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other Awards, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.
(e)The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Without limiting the foregoing, Incentive Stock Options shall only be granted to employees of the Company or a Subsidiary and the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year shall not exceed $100,000; provided, however, that if Incentive Stock Options that are exercisable for the first time by any Participant during any calendar year exceed such limit, the excess Options will be treated as Non-Qualified Stock Options to the extent required by law (as determined by the Company in its discretion). An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. A ten (10) percent shareholder of the Company shall not be granted an Incentive Stock Option unless the Option exercise price is at least 110% of the Fair Market Value of the Shares at the grant date and the Option is not exercisable after the expiration of five (5) years from the grant date.
(f)Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.
(g)Section 11 sets forth certain additional provisions that shall apply to Options.

SECTION 7. Stock Appreciation Rights.
(a)The Committee is hereby authorized to grant Stock Appreciation Rights to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan (including Section 12(j)).
(b)SARs may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.
(c)Any tandem SAR related to an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. In the case of any tandem SAR related to any Option, the SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the SAR. Any Option related to any tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.
(d)A freestanding SAR shall not have a term of greater than six (6) years and, unless it is a Substitute Award, shall not have an exercise price less than 100% of Fair Market Value of a Share on the date of grant. In no event shall dividends or Dividend Equivalents be paid with respect to SARs.
(e)Section 11 sets forth certain additional provisions that shall apply to SARs.
SECTION 8. Restricted Stock and Restricted Stock Units.
(a)The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.
(b)Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right, subject to Section 12(i)), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate, subject to Section 12(j).
(c)Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.
(d)The Committee may in its discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock and Restricted Stock Units.
(e)Section 11 sets forth certain additional provisions that shall apply to Restricted Stock and Restricted Stock Units.

SECTION 9. Performance Stock and Performance Units.
(a)The Committee is hereby authorized to grant Awards of Performance Stock and Performance Units to Participants with terms and conditions as the Committee shall determine not inconsistent with the provisions of the Plan.
(b)Subject to the terms of the Plan, Shares of Performance Stock and Performance Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Performance Stock or the right to receive any dividend or other right, subject to Section 12(i)), which restrictions may lapse, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish, subject to Section 12(j). Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, and the number of Shares subject to any Award of Performance Stock or Performance Units shall be determined by the Committee.
(c)Any Share of Performance Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Performance Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Performance Stock.
(d)Every Award of Performance Stock and every Award of Performance Units shall include one or more pre-established performance goals and the formula for determining performance thereunder, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, based on or derived from one or more performance measures with respect to the Company, any Subsidiary, any segment, line of business or selected business and/or any business unit of the Company or any Subsidiary, whether on a total or organic basis, which may include, but is not limited to, one or more of the following: revenue (including Acceleration of Profitable Growth initiative, market share, revenue growth, growth rate, compound annual growth, revenue versus peer group and revenue per employee); market penetration; business retention; costs (including IT, fleet, fuel, maintenance, direct labor, total labor, SG&A, facilities, real estate, corporate expenses, bad debt, interest, taxes, depreciation, and amortization, whether on an absolute basis or as a percent of revenue); profit (including operating profit (“OP”), net income, operating income, EBIT, EBITA, EBITDA, free cash flow (before or after dividends), cash from operating activities, and for each of these profit measures, growth, growth rate, compound annual growth, or performance versus peer group); margin (including Close The Gap initiative, OP margin, gross margin, earnings per share, EBIT margin, EBITA margin, EBITDA margin, and for each of these margin measures, growth, growth rate, compound annual growth, or performance versus peer group); operating leverage; stock price (including absolute change, percent change, performance versus peer group, performance versus indices, dividends); total shareholder return; stockholder equity, total market capitalization, book value (on an absolute or per share basis), analyst coverage (sell-side or buy-side); stock price multiple (whether on the basis of revenue, EBIT, EBITA or EBITDA); returns on equity, assets, net assets, capital, or invested capital; economic value added; capital (including working capital improvement, DSO, DPO, cash conversion, cash, debt, net debt, financial leverage, capital expenditures, lease financing, cost of capital, weighted average cost of capital, and for each of these capital measures absolute amounts, year-end amounts, growth, growth rate, compound annual growth, performance versus peer group, performance per employee); customer focus (including new customers, customer retention, satisfaction or service levels); employee safety; employee recruiting; employee retention; employee turnover, employee satisfaction; employee overtime; mergers and acquisitions; divestitures; geographic expansion; brand expansion; licensing; critical projects; critical processes; operational effectiveness; compliance; management of debt covenants, credit ratings, New York Stock Exchange listing requirements, legacy liabilities, litigation, employment practices, employee benefits, and Sarbanes-Oxley and other regulatory compliance, whether or not determined in accordance with generally accepted accounting principles but, where applicable, as consistently applied by the Company and, as so determined by the Committee prior to the release or forfeiture of the Shares of Performance Stock or the expiration of the Award of Performance Units (as applicable), adjusted to omit the effects of unusual or infrequently occurring events and transactions and extraordinary items, including but not limited to, the gain or loss on the disposal of a business segment, asset write-downs, significant litigation or claim judgments or settlements, acquisitions or divestitures, reorganization or change in the capital structure of the Company, foreign exchange gains and losses, a change in the fiscal year of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses, impairments, expenses directly levied on the business by government intervention, accruals for awards under the Plan and cumulative effects of changes in accounting principles. Performance measures may vary from Performance Stock Award to Performance Stock Award, from Performance Unit Award to Performance Unit Award and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. The Committee will, in its sole discretion, designate the individuals eligible to receive an Award of Performance Stock or an Award of Performance Units and the applicable measurement formula. Performance measures may be expressed on an absolute basis or on a relative basis against a peer group or an index. Following the completion of a performance period, the Committee shall review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing the amount of the Awards earned for the period based upon the performance formula. The Committee shall have the discretion, to the extent not prohibited by the Award Agreement, to adjust the compensation or economic benefit due upon achievement of the performance goals, to adjust a performance determination from the formula amount, or to adjust the performance goals themselves.
(e)Section 11 sets forth certain additional provisions that shall apply to Performance Stock and Performance Units.
SECTION 10. Other Stock-Based Awards; Cash Awards
(a)The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends (subject to Section 12(i)), Dividend Equivalents (subject to Section 12(i)) and units under the DODF) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan (including Section 12(j)), the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 10 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares (either actually or by attestation or by withholding by the Company), other securities, other Awards, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted and shall be treated as an Option for purposes of the Plan.

(b)The Committee is authorized (i) to grant to a Participant Shares as a bonus, (ii) to grant Shares or other Awards in lieu of other obligations of the Company, any Subsidiary or any Affiliate to pay cash or to deliver other property under this Plan or under any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate, (iii) to use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, any Subsidiary or an Affiliate, and (iv) subject to any restrictions on repricings, to grant as alternatives to or replacements of Awards granted or outstanding under the Plan or any other plan or arrangement of the Company, any Subsidiary or any Affiliate, subject to such terms as shall be determined by the Committee and the overall limitation on the number of Shares that may be issued under the Plan. Notwithstanding any other provision hereof, Shares or other securities delivered to a Participant pursuant to a purchase right granted under this Plan shall be purchased for consideration, the Fair Market Value of which shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
(c)The Committee also is authorized to grant to a Participant Cash Awards. The Committee shall determine the terms and conditions of any such Cash Awards. Cash Awards may be granted as an element of or a supplement to any other Award under the Plan or as a stand-alone Cash Award. The Committee, on the date of grant of Cash Awards, may prescribe that the Cash Awards will be earned and become payable subject to such conditions as are set forth in the Award Agreement. Notwithstanding any provision herein to the contrary, the Committee, in its sole discretion, may grant Cash Awards in payment of earned Awards and other compensation payable under the Plan or any other plans or compensatory arrangements of the Company, any Subsidiary or any Affiliate. Unless the Committee or the Award Agreement provides otherwise, Cash Awards shall be vested and payable upon the date of grant.
SECTION 11. Effect of Termination of Employment on Awards.
Except as otherwise provided by the Committee at the time an Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Stock or Performance Unit is granted or in any amendment thereto, and subject to Section 12(g) in the event of Change in Control, if a Participant ceases to be employed by the Company or any Affiliate or ceases to serve as a member of the Board (for the purposes of this Section 11, “termination”), then:
(a)with respect to an Option or SAR:
(i)subject to Section 11(a)(ii), if termination is by reason of the Participant’s Retirement or by reason of the Participant’s permanent and total disability, each Option and SAR held by the Participant shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the expiration date of the Award;
(ii)if termination is by reason of the Participant’s death, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(a)(i), each Option and SAR held by the Participant shall become fully exercisable at the time of the Participant’s death (or, if later, at the time of the one year anniversary of the Option or SAR grant date (as applicable)) and may be exercised by the Participant’s Beneficiary at any time within a period of three years after death (but not after the expiration date of the Award);
(iii)if termination of employment is for any reason other than as provided in Section 11(a)(i) or Section 11(a)(ii), the Participant may exercise each Option and SAR held by the Participant within ninety (90) days after such termination (but not after the expiration date of such Award) to the extent such Award was exercisable pursuant to its terms at the date of termination; provided, however, if the Participant should die within ninety (90) days after such termination, each Option and SAR held by the Participant may be exercised by the Participant’s Beneficiary at any time within a period of one (1) year after death (but not after the expiration date of the Award) to the extent such Award was exercisable pursuant to its terms at the date of termination. Notwithstanding the foregoing, with regard to a Director eligible to receive an Option or SAR pursuant to Section 3(b) of the Plan, each Option or SAR held by the Director at the termination of service for any reason other than as provided in Section 11(a)(i) or Section 11(a)(ii) shall continue to remain outstanding and shall become or remain exercisable and in full force and effect in accordance with its terms until the first anniversary of such termination (but not after the expiration date of such Award). Notwithstanding the foregoing, if termination is for Cause, each Option and SAR held by the Participant shall immediately expire and be forfeited;
(b)with respect to Restricted Stock and Restricted Stock Units:
(i)subject to Section 11(b)(ii), if termination is by reason of the Participant’s Retirement or permanent and total disability, each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall continue to remain outstanding and in full force and effect and any restrictions with respect to such Restricted Stock Award or Restricted Stock Unit Award (as applicable) shall lapse in accordance with the terms of the Award;
(ii)if termination is by reason of the Participant’s death, or if the Participant dies after Retirement or permanent and total disability as referred to in Section 11(b)(i), any and all restrictions with respect to each Restricted Stock Award and Restricted Stock Unit Award held by the Participant shall lapse at the time of the Participant’s death (or, if later, at the time of the one (1) year anniversary of the Restricted Stock Award or Restricted Stock Unit Award grant date (as applicable));
(iii)if termination is for any reason other than as provided in Section 11(b)(i) or Section 11(b)(ii), any Restricted Stock Award and Restricted Stock Unit Award held by the Participant that remains subject to restrictions shall be canceled as of such termination of employment and shall have no further force or effect;
(c)with respect to Performance Stock and Performance Units:
(i)if termination is by reason of the Participant’s Retirement or permanent and total disability, each Performance Stock Award and Performance Unit Award held by the Participant shall remain outstanding and in full force and effect and any restrictions with respect to such Performance Stock Award or Performance Unit Award (as applicable) shall lapse in accordance with the terms of the Award regardless of whether the Participant dies during such period;
(ii)if termination occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award (as applicable) and such termination is by reason of the Participant’s death, the Participant’s Beneficiary shall be entitled to receive, following the expiration of such performance period, a pro-rata portion of the number of Shares subject to the Performance Stock Award or Performance Unit Award (as applicable) with respect to which the restrictions would have otherwise lapsed notwithstanding the Participant’s death, determined based on the number of days in the performance period that shall have elapsed prior to such termination and the remainder of such Performance Stock Award or Performance Unit Award (as applicable) shall be canceled; and

(iii)if termination occurs prior to the expiration of any performance period applicable to a Performance Stock Award or Performance Unit Award and such termination is for any reason other than as provided in Section 11(c)(i) or Section 11(c)(ii), any Performance Stock Award and any Award of Performance Units held by the Participant shall be canceled as of such termination of employment and shall have no further force or effect.
SECTION 12. General Provisions Applicable to Awards.
(a)Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
(b)Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.
(c)Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in the form of cash, Shares, other securities or other Awards, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments, subject to Section 12(i).
(d)No Award and no right under any Award shall be subject to the claims of a Participant’s creditor or assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 12(e). Each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. The provisions of this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof. Notwithstanding the foregoing, an Award exempt from the requirements of Section 409A of the Code other than an Incentive Stock Option may, in the sole discretion of the Committee, be transferable or assignable for no consideration to a permitted transferee, upon written approval by the Committee. For purposes of this Section 12(d), a “permitted transferee” means a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), a trust in which these persons (or the Participant) have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, any other entity in which these persons (or the Participant) own more than 50% of the voting interests, and such other transferees as may be permitted by the Committee in its sole discretion.
(e)A Participant may designate a Beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no Beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, the Beneficiary shall be the Participant’s estate. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.
(f)All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then traded, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(g) Unless otherwise provided in any Award Agreement, in an amendment to an Award Agreement, or otherwise through action of the Committee or the Board, as applicable, upon a Participant’s termination for any reason other than Cause within the two (2) year period immediately following a Change in Control, (i) all Awards shall become fully exercisable, shall vest and shall be settled, as applicable, and any restrictions applicable to any Award shall automatically lapse and (ii) all Performance Stock Awards and Performance Unit Awards shall be considered to be earned at their target level; any restrictions with respect to the target number of Shares subject to a Performance Stock Award and Performance Unit Award shall lapse and any remaining Shares subject to such Performance Stock Award and Performance Unit Award shall be cancelled and shall have no further force or effect. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
(h)Notwithstanding any provision of the Plan providing for the maximum term of an Award, in the event any Award would expire prior to exercise, vesting or settlement because trading in Shares is prohibited by law or by any insider trading policy of the Company, the term of the Award shall automatically be extended until thirty (30) days after the expiration of any such prohibitions to permit the Participant to realize the value of the Award, provided such extension with respect to the applicable Award (i) is permitted by law, (ii) does not result in a violation of Section 409A with respect to the Award and (iii) does not otherwise adversely impact the tax consequences of the Award (such as for incentive stock options and related Awards). An Award Agreement may provide that the Award will be automatically, and without any action by the Participant, deemed exercised, by means of a “net exercise” procedure, immediately prior to the expiration of the Award if the then Fair Market Value of the underlying Shares at that time exceeds the exercise or purchase price or base value of the Award, in order to permit the Participant to realize the value of the Award.
(i)Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive amounts equivalent to cash, stock or other property dividends on shares of common stock (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested or accumulated and credited to a bookkeeping account. Notwithstanding the foregoing, any dividends (including payable in connection with Restricted Stock) or Dividend Equivalents (payable in connection with Awards other than Options or SARs) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award is vested or earned.

(j)Notwithstanding any other provision of the Plan to the contrary, equity and equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested Cash Awards, and (iii) Awards to Directors that vest on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders (which is at least fifty (50) weeks after the immediately preceding year’s annual meeting); provided, however, that the Committee may grant equity and equity-based Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five (5) percent of the available share reserve authorized for issuance under the Plan pursuant to Section 5(a) (subject to adjustment under Section 5(g)); and provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.
SECTION 13. Amendments and Termination.
(a)Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, and subject to Section 17, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by the listed company rules of the New York Stock Exchange, the Code, the rules under Section 16 of the Act, any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations, or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that, without the consent of such individual, no such action shall materially adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan, except to the extent any such action is made to cause the Plan to comply with applicable law, stock exchange rules and regulations or accounting or tax rules and regulations; and provided further that, except as provided in Section 5(g), no such action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise price of any Award established at the time of grant thereof.
(c)The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including, without limitation, the events described in Section 5(g)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.
SECTION 14. Miscellaneous.
(a)No employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.
(b)The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares (actually or by attestation or by withholding by the Company), other securities or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash or Shares by the Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the foregoing, if Shares are issuable under an Award, then to the extent previously approved by the Committee (which approval may be set forth in an Award Agreement or in administrative rules), and subject to such procedures as the Committee may specify, the Company may satisfy the foregoing tax obligations by: (i) withholding Shares having a Fair Market Value equal to such obligations; or (ii) allowing the Participant to elect to (A) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (B) tender back Shares received in connection with such Award or (C) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that, subject to any applicable limitation under Section 409A of the Code, the Participant may elect to have an amount withheld in excess of the minimum amount necessary to satisfy statutory tax withholding obligations but such amount to be withheld shall not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires.
(c)Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate or continue to serve as a member of the Board. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in such Award.
(e)If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable, whether in whole or in part, in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to the extent, but only to the extent, of such invalidity, illegality or unenforceability, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award or Award Agreement shall remain in full force and effect.
(f)Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
(g)No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, additional Awards, or other securities or property shall be issued, paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be rounded, forfeited, canceled, terminated or otherwise eliminated.
(h)The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s service for Cause, or other conduct by the Participant that the Committee determines is detrimental to the business or reputation of the Company and/or its Affiliates.
(i)The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
(j)The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.
(k)The costs of administering the Plan shall be paid by the Company.
(l)Notwithstanding any other provisions in this Plan, any Award or payments under the Plan (whether vested or unvested) shall be subject to the terms and conditions of The Brink’s Company Dodd-Frank Clawback Policy and The Brink’s Company Supplemental Clawback Policy, each effective as of October 2, 2023, as the same may be amended or amended and restated from time to time (collectively, the “Clawback Policies”), and the provisions thereof are incorporated herein and in any Award by reference. The Clawback Policies are separate from and in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 (Forfeiture of Certain Bonuses and Profits) that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, and any other recoupment or clawback provisions under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Clawback Policies are available upon request.

(m)The law of the Commonwealth of Virginia shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.
(n)To the extent that the Plan provides for issuance of stock certificates to represent Shares, the issuance may be effected on a non-certificated basis to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Company’s securities are traded. Notwithstanding any other provisions contained in this Plan, in its discretion, the Committee may satisfy the obligation to deliver Shares represented by stock certificates by delivering Shares in book-entry or electronic form.
(o)Subject to limitations under applicable law, the Committee is authorized in its discretion to issue Awards and/or to deliver and accept notices, elections, consents, designations and/or other forms or communications to or from Participants by electronic or similar means, including, without limitation, transmissions through email or specialized software, and other permissible methods, on such basis and for such purposes as it determines from time to time, and all such communications will be deemed to be “written” for purposes of the Plan.
SECTION 15. Effective Date of the Plan.
This Plan was originally effective upon approval by the Company’s shareholders and the Effective Date is May 2, 2024. This Plan, as amended & restated, is effective upon approval by the Company’s shareholders and the Restatement Effective Date is April 28, 2026.
SECTION 16. Term of the Plan.
This Plan No Awards shall be made under the Plan prior to the Effective Date, and no Award shall be granted under the Plan on or after the tenth anniversary of the Restatement Effective Date of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
SECTION 17. Section 409A of the Code.
(a)With respect to Awards subject to Section 409A of the Code (including but not limited to Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.
(b)With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), notwithstanding Section 12(g) and unless specifically provided to the contrary in the applicable Award Agreement, in the event of a Change in Control, this Section 17(b) shall apply and shall supersede the provisions of Section 12(g) to the extent inconsistent therewith.
(i)If at the time of such Change in Control, the transaction(s) constituting such Change in Control do not constitute a change in the ownership or effective control of a corporation, or change in the ownership of a substantial portion of the assets of a corporation, as such terms are defined for purposes of Section 409A of the Code, any portion of the Award as to which the settlement date has not theretofore occurred shall remain outstanding and shall be settled on the applicable date(s) as specified in the Award Agreement.
(ii)If the provisions of Section 17(b)(i) are invoked such that a Change in Control occurs and any portion of the Award continues to be outstanding thereafter, the value of the Award that remains outstanding shall be determined based on the value per common share of the Company implied by the Change in Control transaction and such value shall be paid in cash without interest on the applicable settlement date(s) for such Award, as specified in the Award Agreement.
(c)With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), if, at the time of the Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable pursuant to an Award Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company (or an Affiliate, as applicable) shall not pay any such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service or, if earlier, the date of death of the Participant (and any installment payment(s) that otherwise would have been paid prior to such date will be paid in a lump sum when the payment is made).
(d)With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), neither the Participant nor any creditor or beneficiary of the Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of a Participant pursuant to an Award Agreement may not be reduced by, or offset against, any amount owing by the Participant to the Company (or an Affiliate, as applicable).
(e)With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), if an amount becomes payable under any such Award upon termination of service and subject to a release of claims by the Participant, then, if the service termination date and the date when payment would otherwise commence following the effective date of the release of claims spans two calendar years, the payments shall not commence prior to the second calendar year, even if the release becomes effective in the first calendar year (and any installment payment(s) that otherwise would have been paid prior to such date will be paid in a lump sum when the payment is made).
(f)With respect to Awards subject to Section 409A of the Code (including Awards of Restricted Stock Units held by Participants who are or who may become eligible for Retirement during the term of the Award), for purposes of Section 409A, a Participant’s right to receive any installment payments under any such Award shall be treated as a right to receive a series of separate payments, and accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.
SECTION 18. Re-Pricing Prohibition.
Notwithstanding any other provision of this Plan, except for adjustments pursuant to Section 5(g) or to the extent approved by the Company’s shareholders and consistent with the rules of any stock exchange on which the Company’s securities are traded, this Plan does not permit (a) any decrease in the exercise or purchase price or base value of any outstanding Awards, (b) the issuance of any replacement Options, SARs or Other Stock-Based Awards in the nature of purchase rights where the Participant agrees to forfeit an existing Option, SAR or Other Stock-Based Award in the nature of purchase rights in exchange for the new Option, SAR or Other Stock-Based Award in the nature of purchase rights with a lower exercise or purchase price or base value, (c) the Company to repurchase underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, which shall be deemed to be those Options, SARs or Other Stock-Based Awards in the nature of purchase rights with exercise or purchase prices or base values in excess of the current Fair Market Value of the Shares underlying the Option, SAR or Other Stock-Based Award in the nature of purchase rights, (d) the issuance of any replacement or substitute Awards or the payment of cash in exchange for, or in substitution of, underwater or out-of-the-money Options, SARs or Other Stock-Based Awards in the nature of purchase rights, or (e) any other action that is treated as a re-pricing under generally accepted accounting principles or the rules of any stock exchange on which the Company’s securities are traded.
SECTION 19. Limit on Awards to Directors.
Notwithstanding any other provisions of this Plan, and subject to adjustment as provided in Section 5(g) (and further subject to the last sentence of this Section 19), the aggregate value of (i) the aggregate grant date Fair Market Value (computed as of the grant date in accordance with applicable financial accounting rules) of Awards granted under the Plan during any fiscal year to any individual Director for service as a Director and (ii) any cash compensation received or to be received by such Director for service as a Director for such fiscal year, shall not, on a combined basis, exceed $750,000 (excluding Awards made pursuant to deferred compensation arrangements made in lieu of all or a portion of cash retainers and any dividends payable in respect of outstanding Awards). For the avoidance of doubt, compensation shall be counted toward this aggregate limit for the fiscal year in which it is earned (and not when it is paid, if in cash, or vested, if in equity). The independent members of the Board may make exceptions to this limit for an executive or non-executive chair of the Board or in other extraordinary circumstances for individual Directors, provided that the chair of the Board or the Director, as applicable, receiving such additional compensation may not participate in the decision to award such compensation.